Exhibit 99.1

Panbela Provides Business Update and Reports Q2 2021 Financial Results

MINNEAPOLIS – August 11, 2021 Panbela Therapeutics, Inc. (Nasdaq: PBLA), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of patients with cancer, today provided a business update and reported financial results for the quarter ended June 30, 2021. Management is hosting an earnings call today at 4:30 p.m. ET.

The second quarter 2021 was marked by meaningful clinical progress.

Recent Highlights

●

Issue Notification for patent US 11,098,005 titled “METHODS FOR PRODUCING (6S,15S)-3,8,13,18- TETRAAZAICOSANE-6,15-DIOL”. A novel process for the production of our lead investigational product SBP-101, reduces the number of synthetic steps for its production from seventeen to six, and provides patent coverage to 2039.

●	$10.0 million bought offering of common stock closed July 2021

●	Added to the Russel Microcap® index effective June 25, 2021

●

Presented data on Phase 1b clinical trial of SBP-101 in combination with gemcitabine and nab-paclitaxel in patients with metastatic Pancreatic Ductal Adenocarcinoma (PDA) at 2021 American Society of Clinical Oncology (ASCO) Annual Meeting.

●	Conversion of a patient to a complete response (CR), coupled with a second patient who was a non-CR/no-evidence of disease post ASCO poster presentation.

●	Dr. Michael T. Cullen transitioned to non-executive chairman of the Board of Directors

●	Partial clinical hold lifted from the company's Phase 1b first-line study of SBP-101.

“We had a great second quarter and year to date,” said Jennifer K. Simpson, PhD, MSN, CRNP, President & Chief Executive Officer. “Highlights included transitioning Dr. Cullen to Chairman of the Board, being added to the Russel Microcap® index, and bolstering our balance sheet. Additionally, during the quarter the partial clinical hold was lifted, and with the data presented at ASCO and the subsequent conversion of a patient to a complete response (CR), coupled with a second patient who was a non-CR/no-evidence of disease, we are advancing our lead asset SBP-101 in its first indication, pancreatic cancer. We also progressed with research at Johns Hopkins to explore SBP-101’s development outside of pancreatic cancer as well as potentially in combination with a checkpoint inhibitor by year-end. Subsequent to quarter end, we closed a $10.0 million offering of common stock which will help us further develop and expand the application of SBP-101 and drive shareholder value.”

As previously announced, in April the U.S. Food and Drug Administration (FDA) lifted the partial clinical hold on the company's Phase 1 first-line study of SBP-101 when used in combination with standard of care agents gemcitabine and nab-paclitaxel for treatment of patients with metastatic pancreatic ductal adenocarcinoma. The company has agreed to include in the design of future studies the exclusion of patients with a history of retinopathy or at risk of retinal detachment and scheduled periodic ophthalmologic monitoring for all patients, and in future dose-finding studies screening for retinal toxicity will be included.

Based on interim data from our Phase I trial, SBP-101 demonstrated a 48% objective response rate in combination with gemcitabine & abraxane (G&A), more than double the historical standard of care for metastatic pancreatic cancer with G&A. After our ASCO presentation, a patient converted from a partial response to a complete response. An additional patient was a non-complete response/no evidence of disease. These results support continued development of the pancreatic program.

We believe SBP-101 has the potential to expand into other cancers with known elevated levels of polyamine metabolism.

Upcoming Milestones

●	Initiation of randomized trial by year-end

●	Initiation of a neoadjuvant study in pancreatic cancer by year-end

●	Pre-clinical data which may support new development programs outside of pancreatic cancer in 2H’21

Second Quarter ended June 30, 2021 Financial Results

General and administrative expenses were $1.2 million in the second quarter of 2021, compared to $0.7 million in the second quarter of 2020. The increase in the quarter is primarily associated with increased employee compensation and other increased costs associated with maintaining the listing of our common stock on the Nasdaq Capital Market.

Research and development expenses were $1.0 million in the second quarter of 2021, compared to $0.4 million in the second quarter of 2020. The increase in the quarter is due primarily to higher manufacturing costs in preparation for future clinical trials.

Net loss was $2.2 million, or $0.22 per diluted share, compared to a net loss of $0.4 million, or $0.06 per diluted share, in the second quarter of 2020.

Total cash and cash equivalents was $6.4 million as of June 30, 2021. Total current assets were $7.2 million and current liabilities were $1.4 million as of the same date. Total cash on June 30, 2021 does not include net proceeds of approximately $9.0 million from the sale of 3,333,334 shares of its common stock at a price to the public of $3.00 per share, before underwriting discounts and commissions, which closed on July 2, 2021.

The company had no debt as of June 30, 2021.

Conference Call Information

To participate in Management’s conference call, dial approximately 5 to 10 minutes before the beginning of the call.

Date: August 11, 2021
Time: 4:30 PM Eastern Time
Toll Free: 877-407-9205
International: 201-689-8054

The call will also be available over the Internet and accessible at: https://www.webcaster4.com/Webcast/Page/2556/42132

Conference Call Replay Information

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 42132

Webcast replay: https://www.webcaster4.com/Webcast/Page/2556/42132

About SBP-101

SBP-101 is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition (PMI) by exploiting an observed high affinity of the compound for pancreatic ductal adenocarcinoma and other tumors. The molecule has shown signals of tumor growth inhibition in clinical studies of US and Australian metastatic pancreatic cancer patients, suggesting potential complementary activity with an existing FDA-approved standard chemotherapy regimen. In data evaluated from clinical studies to date, SBP-101 has not shown exacerbation of bone marrow suppression and peripheral neuropathy, which can be chemotherapy-related adverse events. Recently observed serious visual adverse events are being evaluated and patients with a history of retinopathy or at risk of retinal detachment will be excluded from future SBP-101 studies. The safety data and PMI profile observed in the current Panbela sponsored clinical trial provides support for continued evaluation of SBP-101 in a randomized clinical trial. For more information, please visit https://clinicaltrials.gov/ct2/show/NCT03412799 .

About Panbela

Panbela Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for patients with urgent unmet medical needs. The company’s initial product candidate, SBP-101, is for the treatment of patients with metastatic pancreatic ductal adenocarcinoma, the most common type of pancreatic cancer. Panbela Therapeutics, Inc. is dedicated to treating patients with pancreatic cancer and exploring SBP-101’s potential for efficacy in combination with other agents in other cancer indications. Further information can be found at www.panbela.com . Panbela Therapeutics, Inc. common stock is listed on The Nasdaq Stock Market LLC under the symbol PBLA.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “expect,” “intend,” “may,” and “plan.” Examples of forward-looking statements include statements we make regarding the design and conduct of future clinical trials and potential expanded applications of SBP-101. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) our ability to obtain additional funding to complete a randomized clinical trial; (ii) progress and success of our Phase 1 clinical trial; (iii) the impact of the current COVID-19 pandemic on our ability to complete monitoring and reporting in our current clinical trial and procure the active ingredient; (iv) our ability to demonstrate the safety and effectiveness of our SBP-101 product candidate (v) our ability to obtain regulatory approvals for our SBP-101 product candidate in the United States, the European Union or other international markets; (vi) the market acceptance and level of future sales of our SBP-101 product candidate; (vii) the cost and delays in product development that may result from changes in regulatory oversight applicable to our SBP-101 product candidate; (viii) the rate of progress in establishing reimbursement arrangements with third-party payors; (ix) the effect of competing technological and market developments; (x) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; and (xi) such other factors as discussed in Part I, Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors:
James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Media:
Tammy Groene
Panbela Therapeutics, Inc.
(952) 479-1196 ext. 170
IR@panbela.com

Panbela Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2021	2020	Percent Change	2021	2020	Percent Change
Operating expenses:
General and administrative	$1,241	$670	85.2%	$2,391	$1,125	112.5%
Research and development	985	434	127.0%	2,084	1,032	101.9%
Operating loss	(2,226)	(1,104)	101.6%	(4,475)	(2,157)	107.5%

Other income (expense):
Interest expense	(4)	(4)	0.0%	(7)	(9)	-22.2%
Other income	(148)	649	-122.8%	(269)	(184)	46.2%
Total other income (expense)	(152)	645	-123.6%	(276)	(193)	43.0%

Loss before income tax benefit	(2,378)	(459)	418.1%	(4,751)	(2,350)	102.2%

Income tax benefit	192	40	380.0%	308	133	131.6%

Net loss	(2,186)	(419)	421.7%	(4,443)	(2,217)	100.4%
Foreign currency translation adjustment (loss)	140	(715)	-119.6%	239	82	191.5%
Comprehensive Loss	$(2,046)	$(1,134)	80.4%	$(4,204)	$(2,135)	96.9%

Basic and diluted net loss per share	$(0.22)	$(0.06)	266.7%	$(0.44)	$(0.33)	33.3%
Weighted average shares outstanding - basic and diluted	10,092,995	6,732,470	49.9%	9,989,705	6,681,889	49.5%

Panbela Therapeutics, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	June 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$6,405	$9,022
Prepaid expenses and other current assets	210	412
Income tax receivable	625	323
Total current assets	7,240	9,757
Other noncurrent assets	55	56
Total assets	$7,295	$9,813

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$781	$554
Accrued expenses	612	811
Total current liabilities	1,393	1,365

Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of June 30, 2021 and December 31, 2020	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 10,095,423 and 9,664,427 shares issued and outstanding as of June 30, 2021 and December 31, 2020 respectively	10	10
Additional paid-in capital	56,506	54,848
Accumulated deficit	(50,469)	(46,026)
Accumulated comprehensive loss	(145)	(384)
Total stockholders' equity	5,902	8,448
Total liabilities and stockholders' equity	$7,295	$9,813

Panbela Therapeutics, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Six Months Ended June 30
	2021	2020
Cash flows from operating activities:
Net loss	$(4,443)	$(2,217)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	616	376
Changes in operating assets and liabilities:
Income tax receivable	(251)	(151)
Prepaid expenses and other current assets	130	7
Accounts payable	484	(14)
Accrued liabilities	(194)	23
Net cash used in operating activities	(3,658)	(1,976)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants net of offering costs of $2	-	1,746
Proceeds from exercise of stock purchase warrants	1,042	-
Proceeds from payroll protection loan	-	103
Repayments of term debt	-	(53)
Net cash provided by financing activities	1,042	1,796

Effect of exchange rate changes on cash and cash equivalents	(1)	(4)

Net change in cash and cash equivalents	(2,617)	(184)
Cash and cash equivalents at beginning of period	9,022	2,449
Cash and cash equivalents at end of period	$6,405	$2,265

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$7	$4

Supplemental disclosure of non-cash transactions:
Warrants issued for future services	$-	$228